Exhibit 99.1

Progressive Care Inc. Announces Record Full Year 2023 Results with Revenues of $49.7 Million, an Increase of 22% with Annual Gross Margins of 30%

Results Driven by 17% Increase in Pharmacy Prescription Revenue and Over 136% Growth in 340B Contract Services Revenue

Miami, FL – April 11, 2024 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced its financial results for the year ended December 31, 2023. The Company reported record annual revenues of approximately $49.7 million, a 22% increase from results reported for the year ended December 31, 2022, driven by strong growth at its PharmcoRx pharmacies and the addition of multiple new 340B contracts in the second half of 2023.

“Progressive Care’s significant growth in 2023 reflects its continuing commitment to ensuring strong patient medical adherence through highly specialized care and its proven ability to support the unique needs of 340B covered entities. I am pleased with our team’s success in greatly strengthening the Company’s financial foundation and driving improved operational performance. We continue to seek opportunities to expand our pharmacy operations with new programs, such as the OTC benefit programs announced last year, and add additional clients within the 340B space,” said Charles M. Fernandez, Chairman and CEO of Progressive Care Inc.

2023 Annual Financial Highlights

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Total revenues increased by approximately $9.1 million, or 22%, to approximately $49.7 million for the year ended December 31, 2023, compared to $40.6 million in 2022. Sequentially, total revenues in the fourth quarter of 2023 increased by approximately 18% over revenue reported for the third quarter of 2023.

●	Prescription revenue, net of PBM fees, increased by approximately $5.8 million, or 17%, to approximately $40.7 million in 2023, compared to approximately $34.9 million in 2022.
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340B contract revenue increased to approximately $9.0 million in 2023, an increase of approximately $5.2 million, or 136%, compared to approximately $3.8 million in 2022. The increase was attributable to an increase in the number of 340B contracts being serviced by the Company.

●	Annual gross profit margin increased to approximately 30% in 2023, from approximately 24% in 2022.
●	Fiscal 2023 results include a non-cash goodwill impairment charge of approximately $13.9 million, mostly related to the pharmacy services reporting unit. The impairment charge represents approximately 48% of the total amount of goodwill and other intangible assets, net that were recognized in the change in control transaction with NextPlat Corp in July 2023.
●	Cash balance as of December 31, 2023, was approximately $7.9 million, as compared to approximately $6.7 million as of December 31, 2022. The Company experienced a net cash provided by operations of approximately $0.9 million during the year ended December 31, 2023.

Organizational Highlights and Recent Business Developments

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PharmcoRx added several additional 340B contracts during fiscal 2023 as it continues to support the unique needs of 340B covered entities. For the year ended December 31, 2023, approximately $0.8 million of the $5.2 million increase in 340B contract revenue was attributable to new 340B contracts, with the remaining $4.4 million increase related to the increased prescription volume from existing 340B contracts.

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Furthering its commitment to improving community access to valuable healthcare services, through partnerships with ProHealth Connect and NationsBenefits announced late in 2023, the Company began offering additional products and services for new and existing Medicare Advantage patients whose wish is to utilize their OTC benefits to purchase over-the-counter products at its PharmcoRx pharmacies. The Company also expanded its in-pharmacy offerings through an agreement with the Mark Cuban Cost Plus Drug Company (“Cost Plus Drugs”). The Cost Plus Drugs program allows participating patients the ability to purchase generic and branded medicines at cost plus a low fixed markup.

●	On June 30, 2023, NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat”), Charles M. Fernandez, Chairman and Chief Executive Officer of the Company, and Rodney Barreto, Vice-Chairman of the Company, exercised their common stock purchase warrants in Progressive Care and collectively owned 53% of Progressive Care’s voting common stock. As such, this constituted a change in control in Progressive Care and effective as of July 1, 2023, it is now a consolidated subsidiary of NextPlat for accounting purposes.

Mr. Fernandez concluded, “Looking ahead, our plans for Progressive Care remain focused on further supporting its growth in the large 340B and long-term care markets, as well as its ability to continue providing high quality, specialized offerings and services for our pharmacy customers. Our team is confident in the long-term value of Progressive Care and are committed to actively exploring every opportunity to best unlock its potential to the benefit of our patients, providers, and our shareholders.”

Summary Financials for the Years Ended December 31, 2023 and 2022

Our results of operations as reported in our consolidated financial statements for the periods six months ended December 31, 2023 (“Successor”), six months ended June 30, 2023 (“Predecessor”), and the year ended December 31, 2022 (“Predecessor”) are in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although GAAP requires that we report on our results for the Successor and Predecessor periods separately, management views our operating results for the combined year ended December 31, 2023 by combining the results of the Predecessor and Successor periods because management believes such presentation provides the most meaningful comparison of our results to prior periods. We believe the key performance indicators such as operating revenues and expenses for the Successor period combined with the Predecessor period provide more meaningful comparisons to other periods and are useful in understanding operational trends.

	Successor	Predecessor		Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	$ Change	% Change
Total revenues, net	$26,779	$22,948	$49,727	$40,602	$9,125	22%
Total cost of revenue	18,323	16,242	34,565	30,899	3,666	12%
Total gross profit	8,456	6,706	15,162	9,703	5,459	56%
Operating expenses	23,114	6,067	29,181	12,282	16,899	138%
(Loss) income from operations	(14,658)	639	(14,019)	(2,579)	(11,440)	444%
Other income (expense)	10	(5,406)	(5,396)	(3,324)	(2,072)	62%
Loss before income taxes	(14,648)	(4,767)	(19,415)	(5,903)	(13,512)	229%
Provision for income taxes	—	—	—	(1)	1	(100)%
Net loss	(14,648)	(4,767)	(19,415)	(5,904)	(13,511)	229%
Series A Preferred Stock dividend associated with induced conversion	—	—	—	(541)	541	(100)%
Net loss attributable to common shareholders	$(14,648)	$(4,767)	$(19,415)	$(6,445)	$(12,970)	201%

Financial Results for the Year Ended December 31, 2023

For the years ended December 31, 2023 and 2022, we recognized overall revenue from operations of approximately $49.7 million and $40.6 million during the years ended December 31, 2023 and 2022, respectively, an overall increase of approximately $9.1 million, or 22.5%. The increase in revenue was primarily attributable to an increase in prescription revenue, net of PBM fees of approximately $5.8 million, and an increase in 340B contract revenue of approximately $5.2 million, which was offset by a decrease in COVID-19 testing revenue of approximately $1.9 million, when compared to the prior year.

We have filled approximately 489,000 and 463,000 prescriptions during the years ended December 31, 2023 and 2022, respectively, a 6% year-over-year increase in the number of prescriptions filled.

Gross profit margins increased from 24% for the year ended December 31, 2022, to 30% for the year ended December 31, 2023. The increase in gross profit margins during 2023, compared to the prior year, was primarily attributable to the increase in 340B contract revenue, which has higher margins than revenue generated from pharmacy operations.

Loss from operations increased by approximately $11.4 million for the year ended December 31, 2023, when compared to the year ended December 31, 2022, because of the increase in gross profit of approximately $5.5 million, partially offset by the increase in operating expenses of approximately $16.9 million. The increase in operating expenses was primarily due to the recognition of approximately $13.9 million of goodwill impairment which was mostly related to the pharmacy operations reporting unit.

Net Loss

We had a net loss of approximately $19.4 million and $5.9 million for the years ended December 31, 2023 and 2022, respectively. The increase in net loss was primarily attributable to the goodwill impairment recognized in 2023, partially offset by the NextPlat transaction-related expenses and losses recognized in the prior year.

Annual Report on Form 10-K Available

The Company’s Annual Report on Form 10-K, available at www.sec.gov and on the Company’s website, contains a thorough review of its financial results for the year ended December 31, 2023.

About Progressive Care

Progressive Care Inc. (OTCQB: RXMD) through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management. Progressive Care, Inc. became a subsidiary of NextPlat Corp. (NASDAQ: NXPL & NXPLW) on July 1, 2023.

Forward-Looking Statements

Forward-Looking Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors discussed in our Annual Report on Form 10-K and other SEC filings that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those expressed or implied in the forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on management’s beliefs and assumptions and on information currently available to Progressive Care, and Progressive Care does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact for Progressive Care

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net